EXHIBIT 10.1

INTELLICELL BIOSCIENCES, INC

LABORATORY SERVICES LICENSE AGREEMENT

This LABORATORY SERVICES LICENSE AGREEMENT (this “Agreement”), dated as of April 7, 2012 (the “Effective Date”), by and between IntelliCell Biosciences Inc. a New York corporation with offices at 30 East 76th Street, New York, New York 10021 (“ICB”) and StemCells21Co, Ltd. with offices at 7th floor the Urbis Building, the Aetas Bangkok Hote, 53, soi Ruam Rudee, Phloenehit Road, Lumpini, Pathumwan, Bangkok, 10330, The Kingdom of Thailand (“Licensee”).

WHEREAS, ICB is the owner or otherwise has developed and/or controls certain pending Patents and Technology as hereinafter defined to be marketed under protected trademarks owned by ICB or its Affiliates; and

WHEREAS, Licensee desires to obtain an exclusive license from ICB to utilize the Patents and Technology so that Licensee can provide Tissue Processing services for Physicians in the Territory and/or grant further sublicenses of the licensed Technology to sublicensees in the Territory;

WHEREAS, ICB is willing to grant to Licensee a license, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements of the Parties contained in this Agreement, the Parties agree as follows:

1.	DEFINITIONS

For the purposes of this Agreement, the following terms shall have the meanings set forth in this Section 1:

“Affiliate” of any Person shall mean with respect to any Person (the “Initial Person”) any Person directly or indirectly controlling, controlled by, or under common control with, the Initial Person.  For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and under “common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Confidential Information” shall mean information that was or will be developed, created, conveyed or discovered by or on behalf of either Party, or which became or will become known by, or was or is conveyed to it which has commercial value in its business and includes, but is not limited to, trade secrets, copyrights, patent applications, computer programs, designs, technology, ideas, know-how, processes, compositions, data improvements, inventions (whether patentable or not), works of authorship, work for hire, business and product development plans, customer or patient lists, patient information, policies and procedures, and other similar information received in confidence by or for it, or developed exclusively for it by third parties, from any other person or entity.

“Laboratory Facility” shall mean a facility located within the Territory that shall be owned and operated by Licensee and/or a third party to utilize and commercially exploit the Patents and Technology and/or perform Tissue Processing.

“Party” shall mean ICB or Licensee, or any of their employees, consultants, affiliates, licensees or sublicensees, and, when used in the plural, shall mean ICB and Licensee, or any of their employees consultants, affiliates, licensees or sublicensees.

“Patents” shall mean the patent application (or applications) set forth on Exhibit A attached hereto.

“Person” shall mean any natural person, corporation, firm, business trust, joint venture, association, university, organization, company, partnership or other business entity, or any government or any agency or political subdivision thereof.

“Technology” shall mean the combination of technology, know-how and other intellectual property defined in the Patent and in other materials provided to Licensee by ICB and Affiliates of ICB and which facilitates, and is required for, the Tissue Processing.

“Territory” shall mean solely the geographical area set forth on Exhibit B attached hereto.

“Third Party” shall mean any Person who or which is neither a Party nor an Affiliate of a Party.

“Trademarks” shall mean the trademarks set forth on Exhibit C attached hereto.

“Tissue Processing” shall mean the separation of Adipose Stromal Vascular Fraction from fat tissue utilizing the Technology.

2.	REPRESENTATIONS AND WARRANTIES OF ICB

ICB represents and warrants to Licensee that:

(a)           the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate ICB corporate action;

(b)           this Agreement is a legal and valid obligation binding upon ICB and enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Parties does not conflict with any agreement, instrument or understanding to which ICB is a Party or by which it is bound;

(c)           ICB has the full right and legal capacity to grant the rights granted to Licensee hereunder without violating the rights of any Third Party;

(d)           Licensed Patent Rights have been properly filed and are being diligently prosecuted and ICB and/or its affiliates is/are the sole owner and inventor of the Licensed Patent Rights and Licensed Technology.

3.	REPRESENTATIONS AND WARRANTIES OF LICENSEE

Licensee represents and warrants to ICB that:

(a)           the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate Licensee corporate action; and

(b)           this Agreement is a legal and valid obligation binding upon Licensee and enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Parties does not conflict with any agreement, instrument or understanding to which Licensee is a Party of or by which it is bound.

(c)           During the Term (as defined below), Licensee shall market and promote the Patents and Technology and Trademarks for the provision of Tissue Processing to physicians and/or other third parties interested in establishing new tissue-processing facilities within the Territory. ICB acknowledges and agrees that Licensee may market and promote the technology through the use of media within the Territory. ICB will provide Licensee all relevant marketing materials during the Term. Licensee has the right to create its own documents and marketing material related to the Technology subject to the approval of ICB.  ICB will be deemed to have approved any proposed advertising, promotional material or product name or label if Licensee submits specimens thereof to ICB for review together with complete particulars about the proposed use thereof, and Licensee provides any additional information reasonably requested by ICB concerning such proposed use, and Licensor does not notify Licensee of its disapproval within ten (10) days after Licensee submits such material to ICB (extended as necessary to permit ICB the same length of time to evaluate any such additional information requested by ICB).

(d)           Compliance with Laws.  Licensee represents and warrants to ICB that it will comply with Applicable Laws, including, but not limited to, the Health Insurance Portability and Accountability Act (“HIPAA”) of 1996 and its implementing regulations. If Licensee fails to meet applicable professional standards, Licensee shall, without additional compensation from ICB, correct or revise any errors or deficiencies in items or services furnished under this Agreement. Failure by Licensee to comply with any applicable law shall be considered a material breach of this Agreement. Upon the request of ICB, Licensee shall provide ICB with a copy of all of its relevant licenses, registrations and credentials (and any renewals thereof).

(e)           Throughout the Term, Licensee shall provide ICB with brief written reports no less frequently than monthly summarizing Licensee’s efforts to utilize and commercially exploit the Patents and Technology, and/or to grant sublicenses.

4.	GRANT OF LICENSE

Technology License Grant.  Subject to the terms and conditions of this Agreement, ICB hereby grants to Licensee (i) an exclusive, non-assignable, non-transferable, license to utilize and commercially exploit the licensed Technology, solely for the provision of Tissue Processing and solely within the Territory, and strictly for no other purposes; (ii) the right to grant sublicenses in accordance with the provisions regarding Sublicenses set forth below; and (iii) a right of first refusal to acquire a license in respect of any other applications of the Patents and Technology in the Territory and shall not exploit or otherwise deal with any such application or grant any such license to any other person in any part of the Territory without complying with this requirement. Licensee agrees that all efforts to exploit the licensed Technology (whether by Licensee or any sublicensee) shall be made under and using the name “IntelliCell Thailand” or such other similar name as may be approved by ICB.

Trademark License Grant.  Subject to the terms and conditions of this Agreement, ICB hereby grants to Licensee (i) an exclusive, non-assignable, non-transferable, royalty-bearing license to use the Trademarks, solely in connection with the Tissue Processing and solely within the Territory, and strictly for no other purposes; (ii) the right to grant sublicenses in accordance with the provisions regarding Sublicenses set forth below; and (iii) a right of first refusal to acquire a license in respect of any other applications of the Trademarks in the Territory and shall not exploit or otherwise deal with any such application or grant any such license to any other person in any part of the Territory without complying with this requirement. Licensee agrees that all efforts to exploit the licensed Trademarks (whether by Licensee or any sublicensee) shall be made under and using the name “IntelliCell Thailand” or such other similar name as may be approved by ICB.

Sublicense.  Licensee shall have the right to grant sublicenses to any Sublicensee to all or any portion of its rights granted under the license granted hereunder.

Exploitation.  Licensee hereby accepts the rights granted to Licensee pursuant to this Agreement and agrees to use its best efforts in its use and exploitation of such rights throughout the Territory. Licensee shall not utilize the licensed Technology, nor solicit business, market, promote, advertise, distribute nor perform any Tissue Processing, outside of the Territory, either directly or indirectly, itself or through Third Parties. Notwithstanding the foregoing, the Parties agree that Licensee may market and promote the use of the licensed Technology and/or the performance of Tissue Processing through the use of media within the Territory. Licensee shall promptly refer all inquiries with respect to the Tissue Processing from any persons or entities outside the Territory to ICB.

Reservation of Rights. Notwithstanding any other provision of this Agreement, ICB hereby reserves the perpetual, royalty-free worldwide right to license and use the Patents and Technology, and the Trademarks licensed hereunder for any purpose, including marketing the Patent and Technology within or outside the Territory, it being the intent of the Parties that ICB shall be entitled to continue to use and enjoy the Patents and Technology, and the Trademarks to the fullest extent; provided, however, that ICB agrees not to grant any license to use the Patents and Technology, and the Trademarks for use in the Tissue Processing, to any Person within the Territory for the duration of the Term.

Ownership of Patent, Trademarks and Technology. The Parties expressly acknowledge and agree that the licensed Technology, and the licensed Trademarks are, and shall remain, the sole property of ICB, and that Licensee shall have no right, title or interest therein except as explicitly set forth in this Agreement. All rights, title and interest in and to any and all improvements, developments or inventions relating to the licensed Technology and the licensed Trademarks or arising from the license of the Technology and the Trademarks hereunder, that are made, arrived at or discovered by or on behalf of ICB, Licensee or their affiliates, are and shall be owned solely and exclusively by ICB; and, if intended for or applicable to the Tissue Processing, shall be automatically licensed to Licensee on the same terms hereof applicable to the licensed Technology, and the licensed Trademarks.

Right of First Refusal.  In the event that ICB makes or develops new or additional Patents and Technology and Trademarks relating to Tissue Processing which it wishes to license and/or sell in the Territory, it shall provide written notice of the same to Licensee and offer Licensee the option (the “Option”) to license and/or purchase such intellectual property. If Licensee does not give ICB notice of its exercise of the Option before the end of the Option Period, or if Licensee indicates in writing to ICB that it does not intend to exercise the Option, then ICB shall be free to license sell and/or convey such intellectual property. If License provides ICB with written notice of its desire to exercise the Option, then the parties shall immediately engage in good faith negotiation of an appropriate license or transfer agreement. If the parties are not able, despite their good faith efforts, to agree of terms within thirty (30) days after initiation of such negotiations, then ICB shall be free to seek and negotiate and enter into agreement(s) with other third-parties.

5.	PATENT AND TRADEMARKS

No Obligation to Prosecute or Maintain the Patents and Trademarks. ICB shall not have any obligation to prosecute or maintain the licensed Technology or the licensed Trademarks.

Responsibilities for Filing, Prosecuting and Maintaining the Patent and Trademarks.  ICB shall have the exclusive right, but not the duty, to file, prosecute and maintain the appropriate patent and trademark protection for the licensed Technology and the licensed Trademarks in any jurisdiction.

Infringement.  Licensee shall give ICB prompt written notice of any claim or allegation received by it that the use of the licensed Technology, and/or the licensed Trademarks constitutes an infringement of a Third Party patent, trademark or other intellectual property right. ICB shall have the exclusive right, at its option and expense, to undertake and control the litigation of any alleged infringement of the licensed Technology, and/or the licensed Trademarks. Licensee shall cooperate in any such actions.

Patent and Trademark Enforcement.  With respect to any alleged infringement involving the licensed Technology or any claim of any Patent or Trademark, ICB shall have the exclusive right, but not the duty, to institute patent, trademark or other infringement actions against Third Parties.

Covenant Not to Challenge.  Except as otherwise may be required by law or as may be ordered by a court of competent jurisdiction or other governmental or quasi-governmental authority, Licensee covenants and agrees that during the Term, it shall not commence, maintain or cooperate in the maintenance of any action or proceeding seeking, by way of claim or defense, in whole or in part, to challenge the validity of the licensed Technology or the licensed Trademarks, any of the claims contained therein or ICB's ownership thereof. Licensee shall cooperate with ICB in any action or proceeding, in asserting on behalf of ICB the validity of the licensed Technology or the licensed Trademarks claims, or ownership thereof.  ICB shall be solely responsible for any costs incurred by either party in asserting or defending the validity and/or ownership of the licensed Technology or the licensed Trademarks.

Compliance with Laws.  The terms of this Agreement are intended to be in compliance with all federal, state and local statutes, regulations and ordinances applicable on the date the Agreement takes effect. Should legal counsel for either party reasonably conclude that any portion of this Agreement is or may be in violation of such requirements, or subsequent enactments by federal, state or local authorities, within thirty (30) days of any such determination, the parties shall cooperate and take all necessary steps to amend and/or modify the terms of this Agreement as may be necessary to establish compliance with applicable law then in effect.

6.	TERM AND TERMINATION

Term.  Unless earlier terminated as provided below, this Agreement shall commence as of the Effective Date and shall continue thereafter for a period of ten (10) years (the “Initial Term”). Thereafter, this Agreement shall renew for subsequent periods of one year (each a “Renewal Term”).  The Initial Term and the Renewal Terms are collectively referred to herein as the “Term”.  In the event either Party does not intend to renew this Agreement after the Initial Term, such Party shall notify the other of its intention not to renew at least ninety (90) days prior to the expiration of the Initial Term or any subsequent Renewal Term.

Termination by ICB.  ICB may terminate this Agreement upon written notice if any of the following shall occur:

(i) If Licensee fails to timely and accurately report any Tissue Processing, Sublicensing or other activity that would give rise to fee payments to ICB; and

(ii) If Licensee determines or attempts to determine the Technology for Tissue Processing.

Termination by Either Party.  Either party may terminate this Agreement by written notice to the other party if any of the following shall occur:

(i) in the event of a material breach or default of any duty, obligation or responsibility imposed on the defaulting party by this Agreement which has not been cured within ten (10) business days after the non-defaulting Party gives written notice to the defaulting party of such default.  If the default is of such of a nature that it cannot be cured within ten (10) business days, the ten (10) business day cure period shall be extended for a further ten (10) business days (provided that the defaulting party has made diligent efforts to effect a cure during that initial cure period).

(ii) If the other party makes an assignment for the benefit of creditors; is adjudicated bankrupt or insolvent; petitions or applies to any tribunal for the appointment of a trustee or receiver for such party for any substantial part of its assets; commences any proceedings seeking to take advantage of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect; consents to or approves or, by any conduct or action acquiesces in or to any such petition or application filed, or any such proceedings commenced against it by any other person; or failing to remove an order entered appointing any such trustee or receiver or approving the petition in any such proceedings or decreeing its dissolution or liquidation within sixty (60) days after such order is entered.

Following Termination.  Termination by either party shall not prejudice any remedy that either party may have, at law, in equity, or under this Agreement. Upon the termination or expiration of this Agreement, Licensee shall immediately discontinue any and all use of the Patent, Trademarks and Technology, and shall, upon ICB’s sole determination, within five (5) business days of such termination or expiration, return to ICB or destroy any and all printed material, and all signs, advertising materials, promotional material or any other documentation upon which any of the Trademarks appear in any form whatsoever and that is in Licensee's possession. In addition, each Party shall, within five (5) business days of such termination or expiration, return to the other Party any and all papers and documents or any other materials, whether originals or copies, containing Confidential Information of the other party in its possession or control, including but not limited to all copies of software, all lists of any kind, data, computer printouts, agreements, contracts, and manuals and/or any copies thereof in its possession.

7.	FEES

(a)           License Fee.  In consideration of the grant of the license provided by this Agreement, Licensee shall pay to ICB an upfront license fee for the Initial Term in the amount of One Million Dollars ($1,000,000) (the “License Fee”) to be paid as follows:

(i)	an initial installment of One Hundred Fifty Thousand Dollars ($150,000) upon execution of this Agreement (the “Initial Installment Date”);
(ii)
One Hundred Thousand Dollars ($100,000) within three (3) days of the completion of the Lab Equipment having been delivered and installed (in accordance with applicable cGMP’s and cGTP’s of the US FDA) and the Lab Technician for the initial Laboratory Facility having completed training (the “Second Installment Date”); and

(iii)
the balance of Seven Hundred Fifty Thousand Dollars ($750,000) to be placed in escrow with counsel for ICB on the Second Installment Date, with such funds to be held in escrow for a period of ninety (90) days, with such funds to be released upon satisfaction by the parties that the Lab Equipment is in working order and the Lab Technician has been adequately trained. For purposes of this section, working order shall mean that the Lab Equipment yields good flow cytometry results and good cell counts (i.e., greater than 85% cell viability).

The Parties further agree that, within one hundred and twenty (120) days before the expiration of the Initial Term, they will negotiate a License Fee for the next Renewal Term which can or cannot be executed entirely at ICB’s discretion.

(b)           Royalty and Other Payments.  In further consideration of the grant of the license to ICB hereunder, and subject to the other terms of this Agreement (including the remainder of this Section 7), Licensee shall pay ICB the following fees:

(i)
a royalty equal to twelve and one-half percent (12.5%) of the fees for Tissue Processing performed by Licensee (and/or its Affiliates and/or Sublicensees) in the Territory (it being agreed that Licensee will not charge less than a minimum of $1,000 per Tissue Processing procedure, which will result in a minimum royalty of $125 per Tissue Processing procedure payable to ICB);

(iii)
A fee of twelve and one-half percent (12.5%) of all Sublicense Income received pursuant to any sublicenses of the Licensed Patent and Technology and Trademark rights. “Sublicensed Income” shall mean all payments received by Licensee from its Sublicensees as consideration from the grant by Licensee of a sublicense pursuant to Section 4.

(c)           Payment Terms.  Unless otherwise expressly provided, Licensee shall pay any royalty or other required payments owed to ICB hereunder in arrear, within thirty (30) days from the end of each month in which such payment accrues. For purposes of determining when a royalty or other payment is due, the obligation shall be deemed to arise (i) in the case of Tissue Processing royalty payments, on the date that the Tissue Processing is Performed, and (ii) in the case of Sublicense fee payments, on the date that a payment is due to Licensee under a Sublicense Agreement. Each royalty or other payment shall be accompanied by a report for the calendar quarter covered by such statement, specifying: the Tissue Processing and/or other Sublicensed Income accrued and/or payable; the applicable royalty rate under this Agreement; the royalties payable in each country’s currency; the applicable exchange rate to convert from each country’s currency to United States Dollars under this Section and the royalties payable in United States Dollars.

(d)           Accounting.  All payments hereunder shall be made in the United States in United States Dollars.  Conversion of foreign currency to United States Dollars shall be made at the conversion rate existing in the United States (as reported in The Wall Street Journal) on the last business day of the quarter immediately preceding the applicable calendar quarter.  If The Wall Street Journal ceases to be published, then the rate of exchange to be used shall be that reported in such other business publication of national circulation in the United States as the Parties reasonably agree.

(e)           Tax Withholding; Restrictions on Payment.  Licensee shall make any applicable withholding or other required tax or duty payments due on behalf of ICB and shall provide ICB upon request with such written documentation regarding any such payment as available to Licensee relating to an application by ICB for a foreign tax credit for such payment with the United States Internal Revenue Service.

(f)           No Deductions.  Unless otherwise required by law, all payments made by either party under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, turnover, sales, value added stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any tax or other governmental authority, excluding all present and future income taxes imposed on Licensee.

(g)           Fair Market Value. The parties hereby acknowledge that the License Fee and Fee is consistent with the fair market value for the services to be performed in the community and is the result of bona fide bargaining between well informed parties who are not otherwise in a position to generate business for each other.

8.	LICENSEE’S BOOKS AND RECORDS

Books of Account.  Commencing as of the date of first royalty or other payments due hereunder, Licensee (and its Affiliates and Sublicensees) shall keep for at least three (3) years from the end of the calendar year to which they pertain appropriate books of account and records, of all its operations under or in connection with this Agreement all in accordance with generally accepted accounting principles consistently applied (such as sales journals, sales return journals, cash receipt books, general ledgers, purchase orders and inventory records) and shall make accurate entries concerning all transactions relevant to this Agreement.

Examination by ICB.  During the Term, and for three (3) years after the making of any payment or the rendering of any Fee Statement, ICB, and its employees, agents and representatives, shall have the right, at its own expense, on reasonable notice to Licensee (but in no event need such notice be more than five (5) days) and during regular business hours, to examine, photocopy, and make extracts from such books of account and other records, documents and materials (including, but not limited to, invoices, purchase orders, sales records, and reorders) at its sole cost and expense to the extent needed to confirm services, Fees, and other matters relating to compliance with this Agreement regarding such payments or statements, which shall be maintained and kept by Licensee during the period specified herein.

Discrepancies in Reporting. If any examination or audit by ICB for any period discloses that the actual Royalties for that period exceeded those reported by more than five percent (5%), Licensee shall pay the actual and reasonable cost of such examination or audit in addition to the amount of Fees that such examination or audit discloses is owed to Licensee together with interest on the unreported amount at a rate of 10% per annum. All payments due pursuant to this Section must be made within fifteen (15) days after Licensee receives notice thereof.

9.	TRADEMARK USE

Use of Trademark.  Licensee shall use and display the Trademarks only in such forms as specifically approved in writing in advance by ICB, including without limitation, use of the Trademarks on advertising, promotional or publicity materials, displays, stationary or business cards and shall not use the Trademarks on any such items unless so approved. Licensee shall not use any of the Trademarks in its corporate name or file any “d/b/a” incorporating the Trademarks.

Limitation.  Any use of the Trademarks by Licensee is limited to the Territory and is granted solely for the ordinary business of Licensee in connection with Tissue Processing in the Territory. Except as otherwise provided for herein, none of Licensee’s rights to use the Trademarks shall be transferable, either in whole or in part. Licensee acknowledges the exclusive right, title and interest of ICB in and to the Trademarks, and shall not at any time contest or in any way impair such right, title and interest, or indicate to the public in any manner whatsoever that Licensee has or has ever had an interest in the Trademarks other than the limited right to use them as specified in this Agreement.

Exclusive Property of Licensee.  As between Licensee and ICB, the Trademarks, as well as any other trademarks, marks, service marks, trade names, logos, symbols, trade dress, copyrights and/or other intellectual property relating to or used in connection with the Technology and Tissue Processing are, and shall remain, the exclusive property of ICB.  Licensee may not register any similar trademarks, marks, logos, trade dress, copyrights or symbols.

No Reproduction.  Other than expressly provided for in this Agreement, Licensee shall not directly or indirectly reproduce, copy, alter, edit or otherwise modify or make or cause to be made any imitation of the Patents, Technology, Trademarks or the Tissue Processing.  Licensee shall not, during the Term hereof or thereafter, attempt to acquire any rights in connection with the Trademarks or other intellectual property of Licensee. The use by Licensee of the Trademarks shall not in any way create in Licensee any right, title or interest in or to the Trademarks or any other intellectual property of Licensee.

10.	INDEMNITY AND REPRESENTATIONS

Indemnification by Licensee.  Licensee hereby saves and holds ICB harmless of and from and indemnifies and agrees to defend ICB against any and all losses, liability, damages and expenses (including reasonable attorneys’ fees and expenses) which ICB may incur or be obligated to pay, or for which ICB may become liable or be compelled to pay in connection with any action, claim or proceeding by third parties against ICB for or by reason of or in connection with Licensee’s negligent operation of the Laboratory Facility, negligent use of the Patent, Trademarks and/or Technology; and/or any breach of the representations and warranties of Licensee set forth in this Agreement.

ICB will give Licensee notice of any action, claim, suit or proceeding in respect of which indemnification may be sought and Licensee shall defend such action, claim, suit or proceeding on behalf of ICB.  In the event appropriate action is not taken by Licensee within thirty (30) days after its receipt of notice from ICB, then ICB shall have the right, but not the obligation, to defend such action, claim, suit or proceeding. ICB may, subject to Licensee's indemnity obligation under this Section 10, be represented by its own counsel in any such action, claim, suit or proceeding. In any case, the ICB and the Licensee shall keep each other fully advised of all developments and shall cooperate fully with each other in all respects in connection with any such defense as is made.  Nothing contained in this Section shall be deemed to limit in any way the indemnification provisions set forth above except that in the event appropriate action is being taken by Licensee, by counsel reasonably acceptable to ICB, with respect to any not-trademark or intellectual property action, claim, suit or proceeding, ICB shall not be permitted to seek indemnification from Licensee for attorneys' fees and expenses incurred without the consent of Licensee. In connection with the aforesaid actions, claims and proceedings, the parties shall, where no conflict of interest exists, seek to be represented by common reasonably acceptable counsel.  In connection with actions, claims or proceedings involving trademark or other intellectual property matters which are subject to indemnification hereunder, ICB or shall at all times be entitled to be represented by its own counsel, for whose reasonable fees and disbursements it shall be entitled to indemnification hereunder.

Indemnification by ICB.  ICB hereby agrees to indemnify, defend and hold harmless Licensee, its officers, owners, managers and employees ("Licensee Indemnified Parties") from and against any and all losses, liability, damages and expenses resulting from any claim by any third party that the ICB Patent, Trademarks or Technology infringe such third party’s U.S. patents issued as of the Effective Date, or infringes or misappropriates, as applicable, such third party’s copyrights or trade secret rights under applicable laws of any jurisdiction within the United States of America, provided that Licensee promptly notifies ICB in writing of the claim, cooperates with ICB, and allows ICB sole authority to control the defense and settlement of such claim.  If such a claim is made or appears possible, Licensee agrees to permit ICB, at ICB’s sole discretion, to enable it to continue to use the Patent, Trademarks and/or Technology or to modify or replace any such infringing material to make it non-infringing.  If ICB determines that none of these alternatives is reasonably available, Licensee shall, upon written request from ICB, cease use of, and, if applicable, return, such materials as are the subject of the infringement claim.

Warranties and Representations.  Nothing in this Agreement shall be deemed to be a representation or warranty by ICB of the validity of the Patent, Trademarks or Technology or the accuracy, safety, efficacy or usefulness for any purpose thereof.  Except as otherwise provided in this Agreement, ICB shall have no obligation, express or implied, to supervise, monitor, review or otherwise assume responsibility for any use of the Patent, Trademarks and/or Technology by Licensee in the provision of the Tissue Processing, and ICB shall have no liability whatsoever to Licensee or any Third Parties for or on account of any injury, loss or damage, of any kind or nature, sustained by, or any damage assessed or asserted against, or any other liability incurred by or imposed upon Licensee, its Affiliates or any other person or entity arising out of or in connection with or resulting from any use of the Patent, Trademarks and/or Technology by Licensee in the provision of the Tissue Processing.

11.	DISCLAIMERS.

Licensee acknowledges that: ICB  is not the manufacturer of the Equipment nor the manufacturer’s agent nor a dealer therein and ICB  has not made and does not make any warranty or representation whatsoever, either express or implied, as to the fitness, condition, merchantability, design or operation of the Equipment, its fitness for any particular purpose, the quality or capacity of the materials in the Equipment or workmanship in the Equipment

12.	CONFIDENTIAL INFORMATION

Nondisclosure of Confidential Information.  Both Parties agree not to disclose any of the other Party’s (“Disclosing Party”) Confidential Information, verbal or written, which may be conveyed to the other Party (“Recipient”) from any source before, during or subsequent to the Term of this Agreement. It is expressly understood and agreed that any such Confidential Information conveyed to Recipient is intended for the Recipient’s internal use only and shall be protected by the Recipient with the same diligence, care, and precaution (but in no event less than reasonable care) that the Recipient uses to protect its own Confidential Information.  At the Disclosing Party’s request, the Recipient shall return any or all Confidential Information then in its possession, including all copies thereof. Both parties shall incorporate the substance of this section when Confidential Information is shared with third parties in conformity with the performance of its obligations under this Agreement to the extent that Confidential Information is provided to third parties.

Non-Confidential Information.  Both Parties shall have no obligation with respect to the disclosure and use of non-confidential information to the extent such information: (i) is or becomes generally available to the public other than as a consequence of a breach of an obligation of confidentiality by the Recipient; (ii) is made public by the Disclosing Party; (iii) is independently developed by Recipient; (iv) is received from a third party independent of either Party without breaching an obligation of confidentiality; or (v) is required to be disclosed in order to comply with applicable law or regulation (including, without limitation, compliance with any rule or regulation promulgated by the Securities and Exchange Commission) or with any requirement imposed by judicial or administrative process or any governmental or court order, provided however that the party making such disclosure must provide reasonable notice to the other party, to the extent possible.

13.	LABORATORY FACILITY

Ownership and Operation.  The Parties acknowledge and agree that Licensee shall be the sole owner and operator of the Laboratory Facility to be operated by Licensee. Further, Licensee shall be solely responsible for providing and employing a lab technician (who will be trained and certified in Intellicell lab processing) to oversee the operations of each Laboratory Facility that is operated under or as a result of this Agreement (whether owned and operated by Licensee and/or a third party pursuant to a sublicense or other permissible arrangement), as well as for obtaining any licenses, permits or certifications necessary for operation of the Laboratory Facility.

14.	MISCELLANEOUS

Relationship of Parties.  In performing their respective duties under this Agreement, each of the parties shall be operating as an independent contractor. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer employee or joint venture relationship between the Parties.  No Party shall make any commitments for the other.

Assignment.  Except as may otherwise be specifically provide for therein, neither this Agreement, nor any of the rights or interests of ICB or Licensee hereunder, may be assigned, transferred or conveyed by operation of law or otherwise without the prior written consent of the other party, which consent shall not be unreasonably withheld, provided, however, that either party (the “Selling Party”) may assign its rights and interest under this Agreement to any acquirer of such Selling Party in any transaction that constitutes a Change of Control for such Selling Party. A Change of Control shall mean the sale of substantially all of the assets of such Selling Party, the sale of substantially all of the stock of such Selling Party or the merger or consolidation of such Selling Party with a third party in which the Selling Party is not the surviving entity.

Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

Notice.  Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered, to the addresses set forth below, personally or by a recognized overnight courier service.  Any such notice shall be deemed given when so delivered personally or, if delivered by overnight courier service, on the next business day after the date of deposit with such courier service:

If to ICB:

IntelliCell Biosciences Inc.
30 East 76th Street
New York, New York 10021
Attn: Steven Victor, CEO
Fax: (212) 249-1482

With a copy to:

Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Attn: Richard A. Friedman
Fax: (212) 930-9725

If to Licensee:

StemCells 21Co., Ltd.
7th floor the Urbis Building,
the Aetas Bangkok Hotel,
53, soi Ruam Rudee, Phloenehit Road,
Lumpini, Pathumwan,
Bangkok, 10330,
The Kingdom of Thailand
Attn: Paul Collier, Managing Director

Any Party may, by notice given in accordance with this section to the other Party, designate another address or person for receipt of notices hereunder.

Waiver.  A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof.  All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

Severability.  When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement, and the Parties shall negotiate in good faith to modify this Agreement to preserve (to the extent possible) their original intent.

Amendment.  No amendment, modification or supplement of any provisions of this Agreement or its Exhibits and Schedules shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

Ambiguities.   This Agreement was the subject of preliminary drafts and review thereof by both parties and their attorneys.  Accordingly, any ambiguities herein shall not be interpreted against the interest of the party that drafted the final agreement or the alleged ambiguous provision.

Governing Law.  The construction, interpretation and enforcement of this Agreement shall be governed by the internal laws of the State of New York, excluding its conflict-of-laws principles. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York.

Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein.

Injunctive Relief.  Each Party acknowledges that, in the event of its breach or threatened breach of any of the provisions of this Agreement, the non-breaching Party would sustain great and irreparable injury and damage.  Therefore, in addition to any other remedies which the non-breaching Party may have under this Agreement or otherwise, the non-breaching Party shall be entitled to an injunction issued by any court of competent jurisdiction restraining such breach or threatened breach.  This Section shall not, however, be construed as a waiver of any of the rights which the non-breaching Party may have for damages or otherwise.

Force Majeure.  For the period and to the extent that a party hereto is disabled from fulfilling in whole or in part its obligations hereunder, where such disability arises by reason of an event of force majeure (including, but not limited to, any law or government regulation, or any act of God, flood, war, terrorism, revolution, civil commotion, political disturbance, fire, explosion, or any other cause whatsoever over which such party has no control), such party shall be released from its obligations hereunder until the cessation of such disability. Notice of any such disability and cessation thereof shall forthwith be given by the party claiming the benefits thereof to the other. The provisions of this Article shall not be applicable to any obligation involving the payment of money.

Counterparts.  This Agreement may be executed in any number of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement.  This Agreement may be executed by facsimile.

Descriptive Headings.  The descriptive headings of this Agreement are for convenience only and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

[signatures on following page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officer as of the date first above written.

IntelliCell Biosciences Inc.

By: /s/ Jonathan Schwartz
Name: Jonathan Schwartz
Title: Vice President

[Licensee]

StemCells21 Co. Ltd.

By: /s/ Paul Michael Collier
Name: Paul Michael Collier
Title:Managing Director

Exhibit A

[Patent][Patent Application]

[Ultrasonic Cavitation for the separation of Stromal Vascular Fraction from Adipose Tissue]

Exhibit B

ICB Protocol

Exhibit C

Territory

The Territory constitutes the entire country and sovereign state of Thailand.

[MAP OF TERRITORY]

Exhibit D
Trademarks

[IntelliCell]

[IntelliCell BioSciences]

Exhibit E
Lab Equipment

Exhibit F
Disposables